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                                                                    EXHIBIT 12.1


STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 WEATHERFORD DELAWARE                       WEATHERFORD BERMUDA
                                         -----------------------------------------------------------------  -------------------
                                                                                         SIX MONTHS ENDED       SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,               JUNE 30,            ENDED
                                         --------------------------------------------    -----------------       JUNE 30,
                                           1997     1998      1999     2000     2001       2001      2002          2002
                                         -------  -------   -------  -------  -------    -------   -------       -------
Income (loss) from continuing
   operations before income taxes
   and extraordinary items(a)            196,885   (6,658)   28,460   70,264  320,340    151,867  (70,578)       115,363


Fixed charges:
   Interest expense(b)                    30,638   42,489    44,904   59,262   74,006     33,645   42,442         42,442
   Interest factor portion
      of rentals(c)                        8,695    8,790     9,570   11,900   10,622      4,044    4,167          4,167
                                         -------  -------   -------  -------  -------    -------  -------        -------
          Total fixed charges             39,333   51,279    54,474   71,162   84,628     37,689   46,609         46,609

Earnings (loss) before income taxes
   and fixed charges                     236,218   44,621    82,934  141,426  404,968    189,556  (23,969)       161,972
                                         =======  =======   =======  =======  =======    =======  =======        =======


Ratio of earnings to fixed charges          6.00       --(d)   1.52     1.99     4.79       5.03       --(e)        3.48
                                         =======  =======   =======  =======  =======    =======  =======        =======
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(a) Income (loss) from continuing operations before income taxes and extraordinary items has been adjusted to include only distributed income of less-than- fifty-percent-owned persons.
(b) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.
(c) Interest factor portion of rentals is estimated to be one third of rental expense.
(d) In 1998, earnings, as-defined, before fixed charges were inadequate to cover fixed charges by $6.7 million for the twelve months ended December 31, 1998.
(e) In 2002, earnings, as-defined, before fixed charges were inadequate to cover fixed charges by $70.6 million for the six months ended June 30, 2002.